Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Announces Signing of Securities Purchase Agreement for Private Placement

OLD BRIDGE, NJ / December 15, 2020 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) (the “Company”) today announced that it has entered into a Securities Purchase Agreement with certain accredited investors for the sale of shares of its common stock, $0.001 par value per share (“Common Stock”), and warrants to purchase shares of Common Stock to the investors in a private placement. The Securities Purchase Agreement, which was signed on December 14, 2020, provides for the sale and issuance by the Company of 1,428,571 shares of Common Stock and warrants to purchase up to 714,286 shares of Common Stock to the investors. The warrants to be issued to the investors have a three-year term and an exercise price of $1.25 per share.

Upon the closing of the private placement, the Company expects to receive aggregate gross proceeds of $1 million, before deducting placement agent fees and offering expenses payable by the Company. The Company expects to use the net proceeds of the private placement for general corporate purposes.

In connection with the private placement, the Company also has agreed to issue certain fully-vested and contingent warrants to the placement agents, and certain persons affiliated with the placement agents, as additional compensation. The fully-vested warrants have a five-year term, an exercise price of $0.70 per share and allow the holders to acquire up to 100,000 shares of Common Stock. The contingent warrants have a five-year term, an exercise price of $1.25 per share and allow the holders to acquire up to 50,001 shares of Common Stock.

Commenting on the signing of the Securities Purchase Agreement, Chief Executive Officer Ted Grauch noted, “As we near the completion of what has been a very difficult year for most companies around the world, we made the decision to seek new equity based investment for the focused goal of ensuring the Company had sufficient liquidity to accelerate the R&D, completion, and introduction of a number of new products earlier in 2021 than could be accomplished otherwise. Although we have continued our focus streamlining and reducing the Company operational expenses throughout 2020 and intend to continue to do so, we realized we are likely to see more opportunities through 2021 if we have sufficient resources to play a stronger offense in the form of new products and product positioning, as the economy begins to recover from the COVID pandemic. These include efforts to expand the Company into several faster growing market segments within the Telecommunications, Cable and Fiber Optics based service delivery markets that we serve.”

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold except pursuant to an effective registration statement or an applicable exemption from registration. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement, including shares of common stock issuable upon exercise of warrants issued to the investors in the private placement.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of securities under the resale registration statement will only be by means of a prospectus.

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of telecommunications and cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com